Exhibit 99.1

Yardville National Bank in Agreement to Purchase Lawrenceville Branch of First Savings Bank

HAMILTON, N.J., Sept. 4 /PRNewswire-FirstCall/ — Yardville National Bancorp (Nasdaq: YANB), announced today that its subsidiary, The Yardville National Bank, has agreed to acquire the Lawrenceville branch of First Savings Bank, a subsidiary of First Sentinel Bancorp, Inc. (Nasdaq: FSLA) for an undisclosed consideration.

The transaction is expected to add approximately $40 million to YNB’s deposit base of over $1.4 billion and will bring YNB’s branch total to 21. Under the terms of the agreement, YNB will pay a deposit premium of 5.0%. The completion of the transaction is subject to regulatory approval and is expected to close in the fourth quarter of 2003.

“We are very pleased to add this branch to our expanding franchise,” said YNB President and Chief Executive Officer Patrick M. Ryan. “It will help us to continue to fill in our strong and growing retail network in Mercer County.”

With $2.35 billion in assets as of June 30, 2003, YNB serves individuals and businesses in the dynamic New York City-Philadelphia corridor through a network of twenty branches in Mercer, Hunterdon, Burlington, Middlesex and Somerset Counties in New Jersey and Bucks County in Pennsylvania. Headquartered in Mercer County for 78 years, YNB offers a broad range of lending, deposit and other financial products and services with an emphasis on commercial real estate and commercial and industrial lending.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, compliance with laws and regulatory requirements of federal and state agencies, other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.